EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, JANUARY 30, 2009

EXXON MOBIL CORPORATION ANNOUNCES

ESTIMATED RECORD 2008 RESULTS

	Fourth Quarter			Twelve Months
	2008	2007	%	2008	2007	%
Net Income
$ Millions	7,820	11,660	-33	45,220	40,610	11
$ Per Common Share
Assuming Dilution	1.55	2.13	-27	8.69	7.28	19

Special Items
$ Millions	0	0		1,160	0

Earnings Excluding Special Items
$ Millions	7,820	11,660	-33	44,060	40,610	8
$ Per Common Share
Assuming Dilution	1.55	2.13	-27	8.47	7.28	16

Capital and Exploration
Expenditures - $ Millions	6,829	6,151	11	26,143	20,853	25

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil’s full year 2008 earnings excluding special items were a record $44,060 million, up 8% from 2007.  Earnings per share excluding special items were up 16% reflecting the benefit of the share purchase program.  Net income of $45,220 million in 2008 was also a record, up 11% from 2007.  Net income included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation.

ExxonMobil’s financial strength continued to support its disciplined capital investment approach in the midst of a growing global economic slowdown.  Capital and exploration project spending increased to $26.1 billion in 2008, up 25% from 2007.  Through these investments we continued to demonstrate our long-term focus throughout the business cycle.

The Corporation distributed a total of $40.1 billion to shareholders in 2008, up 12% or $4.4 billion from 2007.  This reflects a 13% increase in per share dividends versus 2007 and an overall reduction in shares outstanding of 7.5%.

ExxonMobil’s fourth quarter earnings excluding special items were $7,820 million, a decrease of 33% from the fourth quarter of 2007.  Weaker crude oil prices, higher operating expenses, lower chemical volumes and the impact of the Gulf Coast hurricanes were partly offset by higher downstream margins.”

FOURTH QUARTER HIGHLIGHTS

•

Net income was $7,820 million, a decrease of 33% or $3,840 million from the fourth quarter of 2007.  Earnings were $570 million lower due to damage repairs and lower volumes associated with Hurricanes Gustav and Ike.

•

Earnings per share were $1.55, a decrease of 27%.

•

Capital and exploration expenditures were $6.8 billion, up 11% from the fourth quarter of 2007.

•

Oil-equivalent production decreased 3% from the fourth quarter of 2007.  Excluding the impacts of lower entitlement volumes, OPEC quota effects and divestments, production was down about 1%.

•

Share purchases of $8.0 billion reduced shares outstanding by 2.2%.

•

Cash flow from operations and asset sales was approximately $12.2 billion, including asset sales of $1.8 billion.

•

ExxonMobil started up the offshore facilities for the Qatargas II Train 4 LNG project in Qatar.  Commissioning activities are continuing onshore, and first LNG from the project is anticipated in the first quarter of 2009.

•

Commissioning of ExxonMobil’s South Hook LNG Terminal in the United Kingdom progressed in the fourth quarter, with initial LNG receipt and processing expected in the first quarter.

•

ExxonMobil announced it will invest more than $1 billion in three refineries in the U.S. and Europe to increase the supply of cleaner burning diesel by about six million gallons per day.  The increased diesel production at these three sites will be equivalent to the diesel produced from about four average-sized refineries and underscores the company's ongoing commitment to meet the growing needs of the marketplace while providing cleaner burning fuels to consumers.

Fourth Quarter 2008 vs. Fourth Quarter 2007

Upstream earnings were $5,634 million, down $2,570 million from the fourth quarter of 2007.  Lower crude oil realizations reduced earnings approximately $3.2 billion while higher natural gas prices increased earnings about $500 million.

On an oil-equivalent basis, production decreased 3% from the fourth quarter of 2007.  Excluding the impacts of lower entitlement volumes, OPEC quota effects and divestments, production was down about 1%.

Liquids production totaled 2,472 kbd (thousands of barrels per day), down 45 kbd from the fourth quarter of 2007.  Excluding the impacts of lower entitlement volumes, OPEC quota effects and divestments, liquids production was up 1%, as increased production from projects in west Africa and the North Sea and lower maintenance activity more than offset field decline.

Fourth quarter natural gas production was 9,849 mcfd (millions of cubic feet per day), down 565 mcfd from 2007.   New production volumes from project additions in the North Sea, Qatar and Malaysia were more than offset by field decline and lower European demand.

Earnings from U.S. Upstream operations were $699 million, $576 million lower than the fourth quarter of 2007.  Non-U.S. Upstream earnings were $4,935 million, down $1,994 million from last year.

Downstream earnings of $2,414 million were up $147 million from the fourth quarter of 2007. Higher margins increased earnings by about $900 million.  Unfavorable foreign exchange, volume and mix effects and higher operating expenses, including hurricane repair costs, reduced earnings by about $800 million.  Petroleum product sales of 6,761 kbd were 364 kbd lower than last year's fourth quarter, mainly reflecting asset sales and lower demand.

The U.S. Downstream recorded a loss of $20 million, down $642 million from the fourth quarter of 2007.  Non-U.S. Downstream earnings of $2,434 million were $789 million higher than last year.

Chemical earnings of $155 million were $957 million lower than the fourth quarter of 2007.  Lower volumes reduced earnings approximately $350 million, while lower margins decreased earnings by about $300 million.  Hurricane repair costs and unfavorable foreign exchange effects also reduced earnings.  Fourth quarter prime product sales of 5,626 kt (thousands of metric tons) were 1,423 kt lower than the prior year due to lower demand and hurricane effects.

Corporate and financing expenses of $383 million increased by $460 million due to net higher taxes and lower interest income.

During the fourth quarter of 2008, Exxon Mobil Corporation purchased 119 million shares of its common stock for the treasury at a gross cost of $8.8 billion.  These purchases included $8.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,087 million at the end of the third quarter to 4,976 million at the end of the fourth quarter.  Share purchases to reduce shares outstanding are currently anticipated to equal $7.0 billion through the first quarter of 2009.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2008 vs. Full Year 2007

Net income of $45,220 million ($8.69 per share) was a record and increased $4,610 million from 2007.  Net income for 2008 included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation.  Excluding these impacts, 2008 earnings increased by $3,450 million.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were a record $44,060 million, up 8%.

•

Earnings per share excluding special items increased 16% to $8.47, reflecting strong business results and the continued reduction in the number of shares outstanding.

•

Net income was up 11% from 2007.  Net income for 2008 included an after-tax special gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation.  Net income for 2007 did not include any special items.

•

The effective income tax rate increased to 47% from 44% in 2007.

•

Oil equivalent production decreased 6% from 2007.  Excluding the impacts of lower entitlement volumes, the Venezuela expropriation and divestments, production was down about 3%.

•

Cash flow from operations and asset sales was approximately $65.6 billion, including $6.0 billion from asset sales.

•

The Corporation distributed a total of $40.1 billion to shareholders in 2008, up 12% or $4.4 billion from 2007.  This reflects a 13% increase in per share dividends versus 2007 and an overall reduction in shares outstanding of 7.5%.

•

Dividends per share of $1.55 increased 13%.

•

Capital and exploration expenditures were $26.1 billion, an increase of 25% versus 2007.

Upstream earnings, excluding the gain related to the sale of the German natural gas transportation business, were a record $33,782 million, up $7,285 million from 2007. Record high crude oil and natural gas realizations increased earnings approximately $11.8 billion.  Lower sales volumes reduced earnings about $3.7 billion.  Higher taxes and increased operating costs decreased earnings approximately $1.5 billion, partially offset by favorable foreign exchange.

On an oil-equivalent basis, production decreased 6% from last year.  Excluding the impacts of lower entitlement volumes, the Venezuela expropriation and divestments, production was down about 3%.

Liquids production of 2,405 kbd decreased 211 kbd from 2007.  Excluding the impacts of lower entitlement volumes, the Venezuela expropriation and divestments, liquids production was down about 3%, as new volumes from project additions, mainly in Africa, were more than offset by field decline.

Natural gas production of 9,095 mcfd decreased 289 mcfd from 2007.  Higher volumes from North Sea, Malaysia and Qatar projects and higher European demand were more than offset by field decline.

Earnings from U.S. Upstream operations for 2008 were $6,243 million, an increase of $1,373 million.  Earnings outside the U.S., excluding the gain related to the sale of the German natural gas transportation business, were $27,539 million, $5,912 million higher than 2007.

Downstream earnings of $8,151 million were $1,422 million lower than 2007.  Lower margins reduced earnings approximately $900 million as weaker refining margins more than offset stronger marketing margins.  Higher operating costs mainly associated with planned work activity reduced earnings about $700 million while unfavorable foreign exchange effects decreased earnings by approximately $600 million.  Improved refinery operations provided a partial offset, increasing earnings about $800 million.  Petroleum product sales of 6,761 kbd decreased from 7,099 kbd in 2007, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $1,649 million, down $2,471 million.  Non-U.S. Downstream earnings were $6,502 million, $1,049 million higher than last year.

Chemical earnings of $2,957 million decreased $1,606 million from 2007.  Lower margins decreased earnings approximately $1.2 billion, while lower volumes reduced earnings by about $500 million.  Prime product sales of 24,982 kt were down 2,498 kt from 2007.

Corporate and financing expenses of $830 million, excluding the charges related to the Valdez litigation, increased by $807 million, mainly due to net higher taxes and lower interest income.

In 2008, Exxon Mobil Corporation purchased 434 million shares of its common stock for the treasury at a gross cost of $35.7 billion.  These purchases included $32.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,382 million at the end of 2007 to 4,976 million at the end of 2008, a decrease of 7.5%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on January 30, 2009.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital expenditures; and share purchase levels, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; completion of repair projects as planned; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2007 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2008
(millions of dollars, unless noted)

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Earnings / Earnings Per Share

Total revenues and other income	84,696	116,642	477,359	404,552
Total costs and other deductions	71,501	96,920	395,609	334,078
Income before income taxes	13,195	19,722	81,750	70,474
Income taxes	5,375	8,062	36,530	29,864
Net income (U.S. GAAP)	7,820	11,660	45,220	40,610

Net income per common share (dollars)	1.57	2.15	8.78	7.36

Net income per common share
- assuming dilution (dollars)	1.55	2.13	8.69	7.28

Other Financial Data

Dividends on common stock
Total	2,018	1,903	8,058	7,621
Per common share (dollars)	0.40	0.35	1.55	1.37

Millions of common shares outstanding
At December 31			4,976	5,382
Average - assuming dilution	5,045	5,454	5,203	5,577

Shareholders' equity at December 31			112,982	121,762
Capital employed at December 31			125,719	133,664

Income taxes	5,375	8,062	36,530	29,864
Sales-based taxes	7,211	8,664	34,508	31,728
All other taxes	9,463	12,065	45,223	44,091
Total taxes	22,049	28,791	116,261	105,683

ExxonMobil's share of income taxes
of equity companies	1,238	920	4,001	2,547

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2008
(millions of dollars)
	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Net Income (U.S. GAAP)
Upstream
United States	699	1,275	6,243	4,870
Non-U.S.	4,935	6,929	29,159	21,627
Downstream
United States	(20)	622	1,649	4,120
Non-U.S.	2,434	1,645	6,502	5,453
Chemical
United States	81	335	724	1,181
Non-U.S.	74	777	2,233	3,382
Corporate and financing	(383)	77	(1,290)	(23)
Corporate total	7,820	11,660	45,220	40,610
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	1,620	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	(460)	0
Corporate total	0	0	1,160	0
Earnings Excluding Special Items
Upstream
United States	699	1,275	6,243	4,870
Non-U.S.	4,935	6,929	27,539	21,627
Downstream
United States	(20)	622	1,649	4,120
Non-U.S.	2,434	1,645	6,502	5,453
Chemical
United States	81	335	724	1,181
Non-U.S.	74	777	2,233	3,382
Corporate and financing	(383)	77	(830)	(23)
Corporate total	7,820	11,660	44,060	40,610
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	10.4	11.3	59.6	52.0
Sales of subsidiaries, investments and property, plant and equipment	1.8	1.8	6.0	4.2
Cash flow from operations and asset sales	12.2	13.1	65.6	56.2

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2008

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	376	385	367	392
Canada/South America	303	305	292	324
Europe	421	461	428	480
Africa	697	669	652	717
Asia Pacific/Middle East	508	503	506	518
Russia/Caspian	167	194	160	185
Worldwide	2,472	2,517	2,405	2,616

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,216	1,405	1,246	1,468
Canada/South America	616	717	640	808
Europe	4,652	4,945	3,949	3,810
Africa	31	26	32	26
Asia Pacific/Middle East	3,196	3,205	3,114	3,162
Russia/Caspian	138	116	114	110
Worldwide	9,849	10,414	9,095	9,384

Oil-equivalent production (koebd) [1]	4,113	4,253	3,921	4,180

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2008

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Refinery throughput (kbd)
United States	1,647	1,804	1,702	1,746
Canada	441	467	446	442
Europe	1,593	1,660	1,601	1,642
Asia Pacific	1,320	1,457	1,352	1,416
Other	312	329	315	325
Worldwide	5,313	5,717	5,416	5,571

Petroleum product sales (kbd)
United States	2,593	2,733	2,540	2,717
Canada	456	475	444	461
Europe	1,687	1,728	1,712	1,773
Asia Pacific	1,369	1,472	1,359	1,419
Other	656	717	706	729
Worldwide	6,761	7,125	6,761	7,099

Gasolines, naphthas	2,691	2,833	2,654	2,850
Heating oils, kerosene, diesel	2,164	2,155	2,096	2,094
Aviation fuels	551	639	607	641
Heavy fuels	632	724	636	715
Specialty products	723	774	768	799
Worldwide	6,761	7,125	6,761	7,099

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,021	2,762	9,526	10,855
Non-U.S.	3,605	4,287	15,456	16,625
Worldwide	5,626	7,049	24,982	27,480

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2008
(millions of dollars)

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Capital and Exploration Expenditures
Upstream
United States	1,000	681	3,334	2,212
Non-U.S.	4,105	3,857	16,400	13,512
Total	5,105	4,538	19,734	15,724
Downstream
United States	438	336	1,636	1,128
Non-U.S.	516	578	1,893	2,175
Total	954	914	3,529	3,303
Chemical
United States	96	118	441	360
Non-U.S.	639	568	2,378	1,422
Total	735	686	2,819	1,782

Other	35	13	61	44

Worldwide	6,829	6,151	26,143	20,853

Exploration expenses charged to income
included above
Consolidated affiliates
United States	45	79	189	280
Non-U.S.	328	419	1,252	1,177
Equity companies - ExxonMobil share
United States	0	0	0	2
Non-U.S.	3	22	16	30
Worldwide	376	520	1,457	1,489

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share [1]

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85
Third Quarter	9,410	1.72
Fourth Quarter	11,660	2.15
Year	40,610	7.36

2008
First Quarter	10,890	2.05
Second Quarter	11,680	2.25
Third Quarter	14,830	2.89
Fourth Quarter	7,820	1.57
Year	45,220	8.78

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters' amounts may not add to the full year.